Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald Mylan Laboratories Inc. 724.514.1800

Kris King Mylan Laboratories Inc. 724.514.1800
Mylan Reports Third Quarter Adjusted Diluted EPS of $0.25
Full Year Fiscal 2006 Adjusted EPS Guidance Updated to $0.94 to $1.00
Updates Fiscal 2007 EPS Guidance to $1.20 to $1.40
PITTSBURGH, PA – February 2, 2006 – Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the third quarter and nine months ended December 31, 2005. The Company reported adjusted earnings per diluted share for the third quarter of $0.25 and GAAP earnings per diluted share of $0.22. For the nine months ended December 31, 2005, the Company reported adjusted earnings per diluted share of $0.72 and GAAP earnings per diluted share of $0.53. Mylan also updated its adjusted diluted EPS guidance for the fiscal year ending March 31, 2006, to $0.94 to $1.00, and its GAAP diluted EPS guidance to $0.75 to $0.81. With respect to fiscal 2007 guidance, Mylan provided an updated range of $1.20 to $1.40 per diluted share.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are pleased with the results we are reporting today, and, most importantly, we continue to execute against each of the strategic initiatives that we previously announced. We believe the strengthening of our core generic business, the addition of new products rolling in from our robust pipeline and the successful outlicensing of nebivolol, as well as the current and potential business development opportunities such as the recent strategic alliances for Mylan Technologies position us well for success in fiscal 2007 and beyond.”
During fiscal 2006, Mylan began providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Adjusted earnings per diluted share does not include the following items: (1) certain ongoing research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, incurred in the first and second quarters related to Mylan Bertek, the subsidiary that Mylan announced in the first quarter that it was closing, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for the three and nine months ended December 31, 2005, and adjusted diluted EPS guidance to GAAP diluted EPS guidance appears below.
Revenue for the third quarter was $311.2 million compared to $291.0 million in the same prior year period. Net earnings for the three-month period ended December 31, 2005, were $48.2 million compared to $34.8 million for the three months ended December 31, 2004. Earnings per diluted share were $0.13 in the comparable prior year period.

For the first nine months of fiscal 2006, net revenues were $932.6 million compared to $936.9 million for the first nine months of the prior fiscal year. Net earnings for the year to date period were $126.9 million compared to $165.5 million in the same prior year period. In the prior year, earnings per diluted share for the first nine months were $0.60, which includes net gains of approximately $0.06 from the settlement of other litigation.
Financial Summary
Revenue for the third quarter of fiscal 2006 increased by 7% or $20.3 million to $311.2 million from $291.0 million in the same prior year period. Products launched subsequent to January 1, 2005, contributed net revenues of $47.9 million during the third quarter, substantially all of which was due to the Company’s launch of its fentanyl transdermal system in January 2005. This increase was partially offset by overall lower revenue on existing products, most notably omeprazole. Also included in revenue for the third quarter of fiscal 2006 was $3.6 million related to the sale of Mylan’s Apokyn® product to Vernalis plc.
Gross profit for the third quarter of fiscal 2006 increased by 15% or $20.5 million to $155.8 million from $135.3 million in the same prior year period, while margins increased to 50.1% from 46.5%. Operating income was $78.0 million for the three months ended December 31, 2005, an increase of $29.1 million from the same prior year period. The increase in gross profit, primarily as a result of fentanyl sales, and lower overall operating expenses were responsible for the increase in operating income.
Research and development (“R&D”) expenses increased by $6.1 million or 26% to $29.3 million from $23.2 million in the same prior year period. This increase is primarily the result of an increase in ongoing studies, in particular those with respect to nebivolol. Lower selling, general and administrative (“SG&A”) expenses which decreased by $15.1 million or 24% to $48.1 million from $63.2 million as a direct result of cost savings realized from the closure of Mylan Bertek offset the increase in R&D expenses and contributed to the higher operating income.
For the nine months ended December 31, 2005, revenue decreased by $4.3 million to $932.6 million from $936.9 million in the comparable prior year period. Continued competition on certain products, primarily omeprazole, carbidopa/levodopa and Amnesteem™, was responsible for the overall unfavorable pricing and volume in the Company’s portfolio, partially offset by revenue from new products of $134.8 million, substantially all of which was due to fentanyl.
Gross profit for the nine months ended December 31, 2005, decreased by $3.5 million to $466.9 million from $470.4 million in the same prior year period. However, gross margins remained stable at 50% primarily as a result of favorable product mix.
Operating income was $195.6 million for the nine months ended December 31, 2005, a decrease of $53.4 million from the same prior year period. This decrease is the result of the negative impact of litigation in the current year compared to the prior year, and higher R&D expenses. In the prior year, $26.0 million of net gains on legal settlements were recorded. The current year includes a charge of approximately $12.4 million, the majority of which was to accrue for a contingent legal liability with respect to the lorazepam and clorazepate litigation.
R&D expenses increased by $15.8 million to $82.5 million primarily as a result of an increase in ongoing studies, in particular those with respect to nebivolol. The higher R&D expenses were partially offset by lower SG&A expenses which decreased by $4.3 million to $176.3 million.

This decrease is primarily the result of cost savings realized from the closure of Mylan Bertek, net of the related restructuring charges.
The nine months ended December 31, 2005, included restructuring charges of approximately $19.7 million of which $18.7 million is recorded in SG&A. The restructuring charges consist primarily of severance and related costs mostly associated with the Mylan Bertek sales force as well as lease termination costs and sample inventory write-offs.
Other income for the third quarter and first nine months of fiscal 2006 was $4.5 million and $14.4 million, which consists primarily of interest income. Interest expense totaled $10.6 million and $19.6 million for the three and nine months ended December 31, 2005.
Fiscal 2007 Guidance
Mylan today provided updated guidance for fiscal 2007 which reflects the timing of new product launches, updated information concerning patent challenges and other litigation, as well as business development opportunities that have already been executed. Mylan is providing fiscal 2007 EPS guidance of $1.20 to $1.40 per share with the following expectations of its key business drivers:

Total Revenues	$1.25 billion to $1.36 billion
Gross Margins	51% — 54% of revenues
Research & Development Expense	6% — 8% of revenues
Selling, General & Administrative Expense	12% — 15% of revenues
Operating Margins	29% — 34% of revenues
Tax Rate	33% — 35% of pre-tax income
Fiscal 2007 guidance does not include the impact of the recognition of expenses related to stock compensation which will occur upon our adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, effective on April 1, 2006. Management is currently assessing the impact that the adoption of this standard will have on the Company’s consolidated financial statements.
Financial performance in the generic pharmaceutical industry is difficult to predict given its regulatory environment, competition within the industry at market formation and throughout a product’s life cycle, the increasingly litigious nature of the research and development and product approval process, and other risks associated with Mylan’s business. Therefore, when developing financial guidance, management probability weighs factors that it believes could influence results of operations. For risk factors associated with the Company’s business, including future financial performance, please read carefully the Company’s most recently filed quarterly report on Form 10-Q and other periodic SEC filings.
Non-GAAP Financial Measures
Prior to fiscal 2006, Mylan had not disclosed non-GAAP financial measures when providing financial results. However, due primarily to the restructuring that occurred during fiscal 2006 and the recently completed outlicensing of the Company’s nebivolol product (both of which were announced as plans by Mylan on June 14, 2005), Mylan now believes that an evaluation of its ongoing operations (and comparisons of its current operations with future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
Below is a reconciliation of Adjusted diluted EPS to GAAP diluted EPS:

	Three months ended	Nine months ended
	December 31, 2005	December 31, 2005

Adjusted diluted EPS	$0.25	$0.72
Mylan Bertek and nebivolol expenses	(0.03)	(0.11)
Restructuring charges and other non-recurring expenses	—	(0.05)
Contingent legal liability	—	(0.03)

GAAP diluted EPS	$0.22	$0.53

Below is a reconciliation of Adjusted diluted EPS Guidance to GAAP diluted EPS Guidance:

	Fiscal 2006
	Low	High

Adjusted diluted EPS	$0.94	$1.00
Mylan Bertek and nebivolol expenses	(0.11)	(0.11)
Restructuring charges and other non-recurring expenses	(0.05)	(0.05)
Contingent legal liability	(0.03)	(0.03)

GAAP diluted EPS	$0.75	$0.81

Conference Call and Live Webcast
Mylan will host a conference call and live webcast to discuss its third quarter fiscal 2006 financial results on Thursday, February 2, 2006, at 5 p.m. ET. The dial-in number to access this call (866) 564-7444 or (719) 234-0008 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 5879944. The replay will be available from approximately 8 p.m. ET, on Feb. 2, 2006, through 8 p.m. ET, on Feb. 9, 2006. To access the live webcast, go to Mylan’s website at www.mylan.com and click on the Webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on www.mylan.com until February 9, 2006.

Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s fiscal 2006 and 2007 earnings guidance, its future success and its pending litigation. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form

10-K for the year ended March 31, 2005, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Quarterly Report on Form 10-Q is filed with the SEC, could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories, Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information about Mylan, visit www.mylan.com.

Appendix A
Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Total revenues	$311,246	$290,972	$932,618	$936,939
Cost of sales	155,449	155,625	465,757	466,586

Gross profit	155,797	135,347	466,861	470,353

Operating expenses:
Research and development	29,282	23,167	82,527	66,704
Selling, general and administrative	48,132	63,198	176,340	180,632
Litigation, net	345	—	12,407	(25,985)

Total operating expenses	77,759	86,365	271,274	221,351

Earnings from operations	78,038	48,982	195,587	249,002

Interest expense	10,621	—	19,563	—
Other income, net	4,517	3,699	14,420	6,295

Earnings before income taxes	71,934	52,681	190,444	255,297
Provision for income taxes	23,727	17,911	63,552	89,840

Net earnings	$48,207	$34,770	$126,892	$165,457

Earnings per common share:
Basic	$0.23	$0.13	$0.54	$0.62

Diluted	$0.22	$0.13	$0.53	$0.60

Weighted average common shares:
Basic	213,351	269,165	235,946	268,888

Diluted	218,705	273,139	240,409	273,826

Appendix B
Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31,	March 31,
	2005	2005

Assets:
Current assets:
Cash and cash equivalents	$170,331	$137,733
Marketable securities	386,807	670,348
Accounts receivable, net	212,240	297,334
Inventories	253,724	286,267
Other current assets	146,298	136,770

Total current assets	1,169,400	1,528,452
Non-current assets	665,708	607,221

Total assets	$1,835,108	$2,135,673

Liabilities:
Current liabilities	$262,603	$245,507
Non-current liabilities	813,027	44,230

Total liabilities	1,075,630	289,737
Total shareholders’ equity	759,478	1,845,936

Total liabilities and shareholders’ equity	$1,835,108	$2,135,673